Exhibit 10.3

NIC EMPLOYMENT AGREEMENT FOR ELIZABETH M. PROUDFIT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this the 27th day of October, 2020, by and between Elizabeth M. Proudfit (“Executive”) and NIC Inc., a Delaware corporation (the "Company").
RECITALS
WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company and to the Company's subsidiaries, and wishes to continue to provide Executive with certain compensation and benefits in return for Executive's services; and
WHEREAS, Executive desires to continue to be employed by the Company and provide personal services to the Company and to the Company's subsidiaries in return for certain compensation and benefits on the terms and conditions in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties agree as follows:
TERMS
1.    Employment Term. Subject to the terms and conditions set forth herein, the Company agrees to continue to employ Executive, and Executive hereby accepts continued employment with the Company, as Vice President of Marketing and Communications of the Company (the “Position”), for a three (3)-year term (the "Employment Term"), commencing on October 27, 2020 (the “Commencement Date”).
The Employment Term will automatically extend for successive three (3)-year periods (each a “Renewal Term” and each such Renewal Term together with the Employment Term shall be referenced collectively as the “Term”) at the end of the Employment Term and any Renewal Term unless either the Company or Executive notifies the other in writing (a “Non-Renewal Notice”) of a decision not to renew the Employment Term or the Renewal Term at least sixty (60) days prior to the end of the Employment Term or the Renewal Term, as applicable. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
2.    Duties. During the Term, Executive shall serve the Company faithfully and to the best of Executive’s ability, shall devote Executive’s full attention, skill and efforts to the performance of the duties of the Position. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, subject to the Company’s discretion, and as assigned by the Chief Executive Officer. During the Term, Executive will devote Executive’s full business efforts and time to the

Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability.
3.    Other Business Activities. For the duration of the Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer; provided, however, that Executive may serve in any capacity with any civic, educational, or charitable organization, provided such services do not create a conflict of interest with, or otherwise interfere in any way with, Executive’s obligations to the Company. Executive will not engage in other business activities or pursuits which are contrary to Executive’s responsibilities and obligations pursuant to this Agreement.
4.    Compensation.
a.    Base Salary. As of the Commencement Date, the Company will pay Executive an annual salary of Two Hundred and Ninety Thousand Dollars ($290,000) as compensation for services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be reviewed annually by the Company, and adjustments may be made at the discretion of the Company.
b.    Incentive Compensation. Executive shall be entitled to the same incentive compensation which the Company from time to time generally makes available to employees at the same level pursuant to the terms and conditions of the Company’s incentive compensation plans and/or policies.
5.    Benefits. Executive shall be entitled to those employee benefits which the Company from time to time generally makes available to employees (“Benefits”) at the same level pursuant to the terms and conditions of the Company’s benefit plans and/or policies.
6.    Reimbursement of Business Expenses. Subject to such conditions as the Company may from time to time determine, including without limitation a requirement that Executive supply documentation to substantiate business expenses, Executive shall be reimbursed for ordinary and reasonable documented expenses incurred by Executive in the performance of Executive’s duties under this Agreement. Any expense reimbursement made under this Section 6 will be subject to the terms of the Company’s policies and procedures concerning business-expense reimbursements that are in place at the time that an expense is incurred.
7.    Confidentiality. Executive recognizes and acknowledges that the Confidential Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, Executive shall not, without the prior written consent of the Company, for any reason, either directly or indirectly divulge to any third party or use for Executive’s own benefit or for any purpose other than the exclusive benefit of the Company any confidential, proprietary, business or technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (“Confidential Information”) revealed, obtained or developed in the course of

Executive’s employment with the Company. Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information and shall continue during and after Executive’s employment until such time as such Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf. Such Confidential Information shall include, but shall not be limited to, intangible personal property, any information relating to methods of production, manufacture, service, research, specifications, computer codes, business, marketing and sales techniques and concepts, other data and materials used in performing the Executive’s duties (other than Executive’s personal contact list), costs, business studies, finances, marketing data, plans and efforts, the terms of contracts and agreements with clients, contractors and suppliers, litigation strategy and other Confidential Information relating to litigation, the Company’s relationship with actual and prospective customers, contractors and suppliers and the needs and requirements of, and the Company’s course of dealing with, any such actual or prospective customers, contractors and suppliers, personnel information, and any other materials that have not been made available to the industry; provided, that nothing herein contained shall restrict Executive’s ability to make such disclosures during the course of Executive’s employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for Executive’s Position or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Executive from divulging or using for Executive’s own benefit or for any other purpose any Confidential Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Executive’s breach of this Section 7.
    Notwithstanding any provision in this Agreement to the contrary, in the event Executive is required by judicial or administrative process to disclose any Confidential Information, Executive may disclose that portion of the Confidential Information that Executive’s legal counsel advises is required to be disclosed; provided that, unless prohibited by applicable law, Executive shall notify the Company promptly and in advance of any such proposed disclosure, and Executive shall support the efforts of the Company to limit the scope of the disclosure or to obtain a protective order for such Confidential Information.  In addition, and notwithstanding any provision in this Agreement to the contrary, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”  Nothing in this Agreement or any Company policy is intended to conflict with this statutory protection, and no Company director, officer, or member of management has the authority to impose any rule to the contrary.

8.    Termination. Executive’s employment with the Company is at-will and may be terminated at any time by either party for any lawful reason; provided, however, that Executive will be entitled to certain payments if he/she meets certain conditions set forth in this Section 8.
a.    A termination “Without Cause” shall be a termination of the Executive’s employment by the Company for any reason other than Just Cause.
b.    As used in this Agreement, “Just Cause” means: (1) performance by Executive of any criminal conduct (whether or not finally determined to be so by a court of competent jurisdiction), or (2) Executive’s misconduct or negligence in the performance of Executive’s duties, or (3) Executive’s refusal to carry out instructions in keeping with Executive’s position at the Company, or (4) any breach of this Agreement by Executive, or (5) any violation or breach by Executive of the Company’s employment policies, or (6) any dishonest act by Executive. The exercise of the right of the Company to terminate Executive’s employment for Just Cause shall not abrogate or diminish any rights of, or remedies available to, the Company in respect of the action giving rise to such termination.
c.    As used in this Agreement, “Good Reason” means Executive’s termination of his employment as a result of the occurrence of any of the following without Executive’s written consent, unless within thirty (30) days following the Company’s receipt of Executive’s written notice of termination of employment for Good Reason, specifying in reasonable detail any facts and circumstances claimed to provide a basis for Executive’s termination for Good Reason, the Company cures any such occurrence: (i) any material reduction by the Company in Executive’s compensation, incentive awards or standard Company benefits (except for across-the-board reductions generally applicable to all senior executives of the Company), (ii) a relocation of Executive’s principal office to a location that is in excess of sixty (60) miles from its location as of the date of this Agreement; or (iii) without limiting the generality or effect of any of the foregoing, any material breach of this Agreement by the Company.
d.    If the Executive’s employment is terminated by the Company Without Cause or by the Executive with Good Reason, the Executive shall be entitled to the following, upon satisfying the Release Condition, subject to the terms of Section 9 and in lieu of any other severance entitlement or eligibility under this Agreement or any other contract or plan:
Severance Payment. Upon meeting the terms and conditions set forth in this Section, Executive shall receive an amount equal to six (6) months' salary (the “Payment”). To the extent a Payment is owed to the Executive, the Company shall pay to the Executive any Payment in installments via the Company’s regular payroll practices following the Executive's termination.
The term “Release Condition” shall mean Executive’s timely execution and non-revocation of a full, general release of claims, whose terms the Company shall determine and provide within two (2) weeks following the termination of Executive’s employment with the Company. In the event that the 21-day period for execution and non-revocation spans two tax years, payment shall be made or begin, as applicable, in the second tax year. Any installments that would have been made after termination of employment and prior to meeting the Release Condition will be made in one lump sum catch-up payment to Executive at the time payment is otherwise required to begin hereunder. For the avoidance of doubt, the Company shall have no obligation to present Executive with a general release to be signed following a termination for Just Cause or Executive’s resignation without Good Reason. If the payment window spans two calendar years, the payment will be made in the second year.
e.    If Executive’s employment with the Company is terminated by the Company for Just Cause or by the Executive without Good Reason, then, (i) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (ii) except for those statutorily mandated obligations of Company, all perquisites and benefits will immediately cease.
f.    If a change of control of the Company occurs, and within either the six-month period ending on the change of control date or the 18-month period beginning on the change of control date, Executive’s employment is terminated without Just Cause or Executive resigns for Good Reason, the Company shall make the Payment and, notwithstanding any contrary provisions of any restricted stock agreement or other equity or equity-based award agreement held by Executive at the time of Executive’s termination (and provided that any change of control provisions in such agreements, whether entered into before or after the date of this Agreement, shall be of no force and effect), for any equity or equity-based award that is subject to time-based or service-based exercise, vesting or payment conditions, accelerate the exercisability, vesting, and lapse of restrictions, as the case may be, for such equity or equity-based awards.
g.    In addition to any amounts or benefits provided upon termination of employment hereunder and except as otherwise provided herein, the Executive shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.
        h.    For the avoidance of doubt, Executive’s receipt of severance payments or benefits under any subsection of Section 8 shall be in lieu of any severance payments or benefits available under any other subsection of Section 8, and in no event will Executive be entitled to duplicative or cumulative severance payments or benefits.
9.    Conditions to Receipt of Severance.
a.    Nondisparagement. Notwithstanding any other provision of this Agreement to the contrary, as a condition of receiving any severance payment under this Agreement, Executive shall refrain from making disparaging remarks, innuendos, gestures, insinuations, actions, or other verbal, nonverbal, written, electronic or other similar such expression concerning the Company.
b.    Other Requirements. Notwithstanding any other provision of this Agreement to the contrary, as a condition of receiving any continued payments and/or benefits under Section 8(d), Executive must comply with the terms of Sections 7 and 9 of this Agreement.

In the event Executive breaches Executive’s obligations under the terms of Sections 7 or 9 of this Agreement, any obligation on behalf of the Company to make such payments or provide such benefits, except as otherwise required under law, will cease.
10.    Survival of Provisions. The provisions of this Agreement set forth in Sections 7, 8, 9, and 18 hereof shall survive the termination of Executive’s employment hereunder.
11.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company, including without limitation any successor through merger or other similar transaction. For this purpose, “successor” means any person, Company, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
12.    Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:
If to Executive:

Elizabeth M. Proudfit
____________________________
____________________________
____________________________

If to the Company:

NIC Inc.
25501 West Valley Parkway
Suite 300
Olathe, KS 66061
Attention: William A. Van Asselt, General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

13.    Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Executive with the Company; provided, however, nothing in this Agreement shall affect the enforceability of any restrictive covenant, confidentiality or invention-assignment agreement that Executive has previously entered with the Company (“Prior Agreements”). To the extent there are conflicts among any of the restrictive covenant, confidentiality or invention-assignment terms of this Agreement and any similar terms found within any Prior Agreements, such terms that provide the Company with the greatest level of enforceable protection shall be given effect. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

14.    Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

15.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Kansas without giving effect to the choice of law principles of such state.

16.    Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

17.    Section Headings. The section headings in this Agreement are for convenience only, and form no part of this Agreement and shall not affect its interpretation.

18.    Specific Enforcement: Extension of Period. Executive acknowledges that the restrictions contained in Section 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by Executive of Section 7 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. Notwithstanding the terms of any other provision of this Agreement or any other prior agreement to the contrary, if Executive breaches or threatens to breach any of the provisions of Section 7 of this Agreement, the Company shall have the right to seek and obtain injunctive or other relief in any court without the necessity of posting a bond or other form of security, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

19.    409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the acceleration of taxation or the imposition of additional taxes, penalties or interest under Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the acceleration of taxation or the imposition of taxes, penalties or interest under Section 409A. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made or in-kind benefit provided to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made or in-kind benefit provided hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the applicable expense was incurred and (iii) the right to, expense reimbursement and in-kind benefits hereunder shall not be subject to liquidation or exchange for another benefit. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A, as of the date of termination, then to the extent any amount payable under this Agreement (i) constitutes the payment of “deferred compensation,” within the meaning of Section 409A, (ii) is payable upon Executive’s separation from service, within the meaning of Section 409A, and (iii) would be payable prior to the six-month anniversary of Executive’s separation from service, payment of such amount shall be delayed until and paid without interest upon the earlier to occur of (a) the date that is one day after the six-month anniversary of the date of such separation from service, or (b) the date of Executive’s death.

20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signatures appear on the following page.]

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

Executive:
_/s/ Elizabeth M. Proudfit____________________________
Elizabeth M. Proudfit

NIC Inc.:
_/s/ Harry H. Herington______________________________
Name: Harry H. Herington
Title: Chief Executive Officer